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Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran
Chairman and Chief Executive Officer, Financial Security Assurance Holdings Ltd.

May 14, 2008

        FSA produced strong new business originations in the U.S. municipal market during the first quarter of 2008, achieving present value (PV) premiums of $196.6 million, an increase of 165.7%, compared with the first quarter of 2007.

        Our total PV originations were $281.9 million, up 42.7% from the first quarter of 2007. While the business was driven primarily by a decided preference for our guaranty in the U.S. municipal market, we successfully completed several well structured and attractively priced transactions in the international public infrastructure and structured finance markets. In general, market liquidity continued to limit the volume of structured financings in the global credit markets during the first quarter.

        Though our new business originations were robust, we are disappointed to report that during the quarter, we increased our estimated projected losses for eight home equity line of credit (HELOC) transactions from $65.0 million to $333.1 million and established a case reserve for four Alt-A closed-end second-lien (CES) mortgage transactions of $86.9 million. This $355.0 million increase in loss projections is included in changes to case reserves in the period. After a transfer from the non-specific reserve to case reserves of $53.7 million (with no income effect), we had a pre-tax loss expense of $300.4 million, or $195.3 million after-tax.

        Since the beginning of 2008, the HELOCs and Alt-A CES have experienced much higher default rates than ever observed in the past. Taking into account these higher monthly charge-offs and growing delinquencies, we have constructed our reserves to anticipate the continuation of this adverse environment through the remainder of 2008 and a slow recovery in 2009.

        At present, we believe losses will be confined to these second-lien mortgage products, as our first-mortgage RMBS exposures are generally performing within structural tolerances. We do not expect the projected losses to have a significant impact on FSA's financial strength, and we remain Triple-A, with stable outlook, by all three rating agencies. Additionally, we have no significant exposure to collateralized debt obligations of asset-backed securities (CDOs of ABS), where high concentrations of mezzanine tranches of RMBS collateral pools have been downgraded dramatically. (For further detail on our insured RMBS portfolio, please go to the home page of our website www.fsa.com and click on "1Q 2008 Results and Business Profile.")

        FSA reported a net loss of $421.6 million for the first quarter of 2008 due primarily to unrealized negative fair-value adjustments of $317.9 million for credit derivatives in the insured portfolio, which are primarily insured credit default swaps (CDS) on pooled corporate risk, in addition to the loss provisions mentioned above. At March 31, FSA's total insured CDS portfolio was 90.5% Triple-A or Super Triple-A, 8.2% Double-A and 0.3% Single-A or Triple-B, with only 1.0% below investment grade. Operating earnings, which exclude fair-value adjustments considered to be non-economic, were negative $99.0 million for the first quarter of 2008, compared with positive $95.0 million in the first quarter of 2007.

        Excluding the loss expense, we would have reported strong operating earnings generally in line with those of recent quarters. Other important metrics are: a 20% increase to $101 million in net earned revenue from financial guaranty transactions (excluding refundings) on a comparable-quarter basis; a 12% comparable-quarter increase in net investment income; and non-GAAP adjusted book value (ABV) of $5.0 billion at March 31, 2008. Over the past 12 months, after adding back dividends and without consideration of the first-quarter capital contribution of $500 million, ABV grew 14.0%.

        Additionally, due primarily to the negative effects of unrealized fair-value adjustments on available-for-sale assets held in the Financial Products (FP) Investment Portfolio, GAAP equity decreased by $1.5 billion during 1Q 2008. As of March 31, 2008, approximately 67.4% of the investment portfolio was invested in non-agency RMBS, 88% of which were rated Triple-A, with 7.0% rated Double-A, 4.0% rated Single-A and 1.0% rated Triple-B. Although some of these assets may be downgraded in the future, we do not currently expect economic losses.

        Fair-value adjustments for credit derivatives in the insured portfolio have been taken through the income statement, and adjustments for held-for-sale assets have been recorded as a separate component of equity (OCI). For accounting purposes, however, the longer the time period an investment remains marked with an unrealized loss, the larger the burden of proof becomes to demonstrate that a position is only temporarily impaired, giving rise to the potential in the future for write-downs for fair-value through the income statement, as well as through equity.

        Nevertheless, given our ability and intent to hold these risks until maturity, decreases or increases to income or equity due to marks will reverse to zero when the risks mature, adjusted only by any actual economic loss.

U.S. public finance: FSA had its strongest first quarter ever

        First-quarter 2008 estimated U.S. municipal market volume of $84.9 billion was 21% lower than in the first quarter of 2007 due to widening credit spreads and the sharp decline in liquidity in the auction rate securities market. Insurance penetration was approximately 26%, compared with 51% in the first quarter of 2007, largely because of concerns related to the ratings outlook for a number of monoline industry players.

        FSA insured approximately 64% of the par amount of insured new U.S. municipal bond issues sold year to date, significantly higher than FSA's typical market share in recent years, which has generally been approximately 25%.

        In the U.S. municipal market, FSA increased its par originated by 28.7% to $18.4 billion and PV originations 165.7% to $196.6 million, reflecting the market's strong preference for FSA-insured bonds. More than 98% of the municipal bonds FSA insured during the quarter had underlying credit quality of Single-A or higher. Further, at mid-point in the second quarter, primary-market U.S. municipal PV premiums are already ahead of first quarter production.

        We do not expect our current market advantage to continue indefinitely, but we believe the U.S. municipal market will remain an attractive one for FSA based on the dual needs to rebuild older infrastructure and to fund new essential public facilities and services that improve efficiency and quality of life for the broad public. The challenge of meeting these requirements in a period of economic stress should make insured executions more cost efficient for issuers, as well as more attractive to a broad group of investors.

International Public Infrastructure: FSA insured Europe's only primary-market guaranteed financing in the first quarter

        In the international public finance markets, where the liquidity crunch has caused a general decline in activity and wider credit spreads, FSA's par originated was $499.1 million, a decrease of 59.1% from the comparable period in 2007, and PV originations were $18.0 million, a decrease of 37.6%. We did, however, guarantee the only primary-market guaranteed infrastructure financing in Europe in the first quarter, £119 million of bonds issued by Belfast Gas Transmission Financing plc. to finance an acquisition. We would expect to increase our activity in this sector as the markets normalize. We believe there will be opportunities to guarantee both bond and loan executions, the latter being attractive to banks seeking to optimize their use of capital under Basel II regulatory requirements.

Global asset-backed finance: strong inquiry and longer term prospects

        In the first quarter, FSA's U.S. asset-backed production decreased 90.5% in par originated to $1.1 billion, and PV originations decreased 13.4% to $46.6 million from the first quarter of 2007. Relatively few new funded asset-backed securities were issued in the quarter largely due to market illiquidity. In this environment, FSA primarily focused on Super Triple-A pooled corporate credit default swaps, where we continued to find attractive opportunities based on wide credit spreads.

        Outside the United States, our first-quarter asset-backed par originated decreased 77.5% to $468.7 million from the first quarter of 2007, and PV originations rose 43.6% to $20.3 million despite the decline in par originated primarily due to spread widening.

        These results indicate that, although new originations are moving slowly, the market has adjusted to wider credit spreads, giving FSA the ability to structure stronger transactions, better terms and attractive pricing. However, based on current market experience and lessons learned, we will be carefully reevaluating all areas of ABS and MBS to be sure we are comfortable with our underwriting criteria going forward. With tighter underwriting and smaller market volume, but stronger underlying transactions and better pricing, we expect this to be a smaller but safer and more profitable part of FSA's future business.

Financial Products: primary focus on building liquidity

        In the (FP) segment, the present value of net interest margin originated (PV NIM originated) decreased 98.4% for the first quarter from the comparable period in 2007. We had fewer opportunities to issue new guaranteed investment contracts (GICs) due to the general decline in municipal bond issuance and structured finance, but in particular, the lack of credit-linked note structures that previously provided attractive deposit terms. Additionally, we continued to limit new asset acquisitions in order to build liquidity in response to volatile market conditions.

Looking ahead

        While the current weak economic environment and capital market dislocation may reduce our opportunities in structured finance in the near term, we believe that we will continue to play an important role in the municipal and public infrastructure sectors, where we deliver efficiencies based on the significant complexities of analyzing the large number of varied issuers in these markets.

        Additionally, as markets normalize and take a more credit-sensitive view, we expect greater investor appreciation of our value proposition, which goes beyond Triple-A protection in the event of default, to include our role in analyzing and structuring transactions, as well as the surveillance and remediation we provide.

        In closing, we believe we are well prepared to manage through this difficult economic cycle and, given our fundamental financial strength and disciplined approach to our markets, we remain committed to serving issuers with efficient financial guaranty products, while providing investors with a strong Triple-A financial guaranty. We will continue to keep you informed of developments at FSA and invite your questions and comments.

Sincerely,

/s/ ROBERT P. COCHRAN Robert P. Cochran

        Please refer to the accompanying Operating Supplement for definitions of non-GAAP terms used in this letter, including PV originations, PV NIM originated, operating earnings and adjusted book value, and, where applicable, for reconciliations to the most comparable GAAP measures. Revenue from financial guaranty transactions includes premiums and credit derivative fees, which were presented as a component of premiums prior to the first quarter of 2008. This document contains forward-looking statements regarding, among other things, the Company's plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading "Forward-Looking Statements" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2007. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.

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  Exhibit 99.3